Exhibit 8.1
600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Dubai Houston London New York Research Triangle Park The Woodlands Washington, DC

September 26, 2014

Constellation Energy Partners LLC

1801 Main Street, Suite 1300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of a registration statement on Form S-4, as amended (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the Plan of Conversion (“Plan of Conversion”) providing for the conversion (“Conversion”) of the Company from a limited liability company organized under the laws of the State of Delaware to Sanchez Production Partners LP (the “Partnership”), a limited partnership organized under the laws of the State of Delaware.

In connection therewith, we have participated in the preparation of the discussions set forth under the captions “Material U.S. Federal Income Tax Consequences of the Conversion” and “Material U.S. Federal Income Tax Consequences of Sanchez LP Common Unit Ownership” in the Registration Statement (the “Discussions”). The Discussions, subject to the limitations, qualifications and assumptions stated in the Discussions and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences of the Conversion and the ownership of Sanchez LP Common Units.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Constellation Energy Partners LLC

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Act, or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP